Exhibit 99.1

Media Contacts:
Teresa Nilsen	Hibre Teklemariam
Hennessy Advisors, Inc.	SunStar Strategic
Terry@hennessyadvisors.com; 800-966-4354	HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Quarterly Earnings

and Announces Quarterly Dividend

May 6, 2026, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its second fiscal quarter ended March 31, 2026, and declared a quarterly dividend of $0.15 per share to be paid on June 4, 2026, to shareholders of record as of May 21, 2026. The dividend represents an annualized yield of 6.0%.*

“While 2026 began with solid market performance, March was marked by geopolitical tension, persistent inflationary pressures, and higher energy costs affecting consumers and corporations,” said Neil Hennessy, Chairman and CEO. “Despite recent volatility, we view this as a typical market reaction within what we believe will be a longer-term growth cycle. I believe that economic fundamentals remain constructive and are supported by strong corporate balance sheets and resilient earnings output. We continue to monitor signs of economic weakening, but we remain optimistic about the long-term outlook for both the U.S. economy and equity markets.”

“We launched our first mutual fund, the Hennessy Balanced Fund, on March 8, 1996. Thirty years in the mutual fund business reflects our long-standing commitment to disciplined investing and to the shareholders we serve. While uncertainty remains, we are focused on the opportunities ahead,” he added.

“Last quarter, we raised our dividend by 9% - our first increase since 2019,” said Teresa Nilsen, President and COO. “That decision was bolstered by our strong cash position, consistent profitability, and commitment to returning capital to our shareholders. Today’s dividend announcement demonstrates the continuation of our corporate strategy.”

“Although total assets under management declined 8% year-over-year, we continue to generate net income and solid earnings per share each quarter,” she added. “Just as importantly, we are also building our cash position as we evaluate strategic growth opportunities. Our focus remains on positioning the firm for the future while maintaining financial discipline today.”

Summary Highlights (compared to the prior comparable quarter ended March 31, 2025):

●	Total revenue of $8.1 million, a decrease of 12%.
●	Net income of $1.9 million, a decrease of 26%.
●	Fully diluted earnings per share of $0.24, a decrease of 27%.
●	Average assets under management, upon which revenue is earned, of $4.2 billion, a decrease of 12%.
●	Total assets under management of $3.9 billion, a decrease of 8%.
●	Cash and cash equivalents, net of gross debt, of $32.8 million, an increase of 20%.

	Three Months Ended Mar 31,		Change
	2026	2025	Amount	Percent
Total Revenue	$8,132,584	$9,275,783	$(1,143,199)	-12.3%
Net Income	1,909,709	2,582,979	(673,270)	-26.1%
Earnings Per Share (Diluted)	0.24	0.33	(0.09)	-27.3%
Weighted Average Number of Shares Outstanding (Diluted)	8,002,047	7,912,156	89,891	1.1%
Average Assets Under Management	4,169,580,806	4,746,380,124	(576,799,318)	-12.2%

	As of Mar 31,
	2026	2025
Total Assets Under Management	$3,925,199,575	$4,255,690,493	$(330,490,918)	-7.8%
Cash and Cash Equivalents, Net of Gross Debt Balance	32,804,587	27,311,927	5,492,660	20.1%

*	Based on the closing stock price of $9.97 on May 5, 2026, and an annualized dividend of $0.60 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.